Exhibit 23.4
Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (No. 333-228467) and Form S-8 (No. 333-234475) of Altus Midstream Company of our reports dated February 19, 2021 and March 16, 2020 relating to the 2020 and 2019 financial statements of Permian Highway Pipeline LLC, which appear in this Annual Report on Form 10-K of Altus Midstream Company.

/s/ BDO USA, LLP

Houston, Texas
February 25, 2021